Exhibit 10.1

I, Rolf Schöntag, owner and operator of CLEANCOMPANY Systemzentrale GmbH, a company/corporation, having a principal place of business at Schulstraße 2, 74251 Lehrensteinsfeld, Germany have entered into an agreement to perform the following services for Miami Breeze Car Care, Inc.:

➢	Obtain all necessary ingredients to manufacture the following products for Miami Breeze Car Care Inc.
➢	Provide the mixing and experimentation of such products to ensure that they meet the quality expectations of Miami Breeze Car Care, Inc.
➢	Do packaging, bulk package the finished products to be shipped to the destinations that Miami Breeze Car Care, Inc., instruct me to.

The duration of this agreement is open ended. It is on an as needed basis.

Rolf Schöntag

Owner/Operator of CLEANCOMPANY Systemzentrale GmbH
November 7, 2022